Exhibit 5.1

650 Town Center Drive, 20th Floor
Costa Mesa, California 92626-1925
Tel: +1.714.540.1235 Fax: +1.714.755.8290
www.lw.com
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CoStar Group, Inc.

1201 Wilson Boulevard

Arlington, Virginia 22209

Re:	CoStar Group, Inc. – Registration Statement on Form S-8

To the addressee set forth above:

We have acted as special counsel to CoStar Group, Inc., a Delaware corporation (“CoStar Group”), in connection with the preparation and filing by CoStar Group on the date hereof with the Securities and Exchange Commission (the “Commission”) of a Registration Statement (the “Registration Statement”) on Form S-8 under the Securities Act of 1933, as amended (the “Act”), relating to the issuance of up to 5,756,530 shares (the “Shares”) of common stock, par value $0.01 per share, of CoStar Group, which may be issued pursuant to the Matterport, Inc. Amended and Restated 2011 Stock Incentive Plan (the “2011 Plan”) and the Matterport, Inc. 2021 Incentive Award Plan (the “2021 Plan” and, together with the 2011 Plan, the “Plans”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the prospectus forming a part thereof, other than as expressly stated herein with respect to the issuance of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of CoStar Group and others as to factual matters without having independently verified such factual matters. We are opining herein as to the General Corporation Law of the State of Delaware (the “DGCL”), and we express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the recipients thereof, and have been issued by CoStar Group for legal consideration in excess of par value in the circumstances contemplated by the Plans, assuming in each case that the individual issuances, grants or awards under the Plans are duly authorized by all necessary corporate action of CoStar Group and duly issued, granted or awarded and exercised in accordance with the requirements of law and the Plans (and the agreements and awards duly adopted thereunder and in accordance therewith), the issue and sale of the Shares will have been duly authorized by all necessary corporate action of CoStar Group, and the Shares will be validly issued, fully paid and nonassessable. In rendering the foregoing opinion, we have assumed that CoStar Group will comply with all applicable notice requirements regarding uncertificated shares provided in the DGCL.

February 28, 2025

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ Latham & Watkins LLP